Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Applied Blockchain, Inc. (the ”Company”) on Form S-1 of our report dated August 13, 2021, with respect to our audit of the financial statements of Applied Blockchain, Inc. as of May 31, 2021 and May 31, 2020 and for the years ended May 31, 2021 and May 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

August 13, 2021